TERM SHEET

May 8, 2006

This will confirm the terms upon which FC Financial Services Inc. (“FC”) is prepared to acquire 100% of the issued and outstanding shares of ICP Solar Technologies Inc. (“ICP”) via an exchangeable share structure:

Acquisition Terms:

In exchange for 100% of the issued and outstanding shares of ICP, FC will: (i) issue 20,000,000 shares of common stock, par value $0.00001 per share (the “FC Shares”), to a trustee nominated by the stockholders of ICP, (ii) incorporate a 100% wholly owned Canadian subsidiary (“Exchangeco”) that will acquire 100% of the issued and outstanding shares of ICP in exchange for an equal number of exchangeable shares in Exchangeco, each exchangeable into one FC share of FC held in trust (the “Acquisition”). The FC Shares will be issued in reliance of registration and prospectus exemptions under applicable Canadian and U.S. securities laws. FC will issue a non offering Canadian prospectus. FC will cooperate to implement an exchangeable share structure or other tax friendly structures advised by tax counsel of the Vendors, provided that this does not require FC to issue any more than 20,000,000 FC shares

Cancellation of Control Position:	Concurrent with the Closing of the Acquisition, the holders of 24,222,750 restricted shares of FC will agree to surrender those shares for cancellation.
Management of the Combined Company:

Following the Acquisition, Taras Chebountchak will remain as a director of FC for one year. All other members of the Board of Directors will be persons nominated by the Sass Peress. The parties will enter into a voting agreement to ensure board composition. FC will engage a chief financial officer having experience with public companies.

Bridge Loan:

FC will provide a bridge loan of $1,000,000 US to ICP within five business days of the execution of this term sheet. The ICP shareholders shall pledge all of their ICP shares as security for the bridge loan. Upon closing of the Acquisition, the bridge loan shall convert into equity at US$1 per share. In the event that ICP and FC do not close within 90 days of the execution of this term sheet, then the loan would be repayable by ICP to FC within 90 days.

Financing:

Closing of the Acquisition will be subject to FC completing a financing of 5,000,000 units at $1.00 US per unit, with each unit consisting of one share of common stock and one share purchase warrant exercisable to purchase an additional share of common stock at a price of $1.00 US per share for a period of 18 months from closing of the financing. The investors purchasing the financing will be granted registration rights with respect to the shares comprising the units and the shares to be issued on exercise of the warrants. FC will file a registration statement on Form SB-2 under the Securities Act of 1933 forthwith on Closing of the financing to be effective within 6 months of closing. FC to have the option to structure as convertible note offering.

Use of Proceeds from Financing:	ICP will provide the proposed use of proceeds for the funds to be received by it prior to execution of a formal agreement.
Finders Fees:	No finders fees will be payable to anyone in respect of the transactions described herein.
Formal Agreement:

The formal agreements which include a share exchange agreement, a support agreement and an exchange and voting trust agreement will be prepared by counsel for FC and reviewed by counsel for ICP with all sections and documents referring to the exchangeable share structure being prepared by counsel for ICP and reviewed by counsel.for FC. The formal agreements will contain, amongst other terms and conditions, customary terms and conditions including conditions of closing related to completion of due diligence and delivery of financial statements.

Share Structure:	After completion of above, the share structure will be as follows:

	a)	Current outstanding shares of FC 30,722,750 [consisting of 25,000,000 restricted (control block) and 5,722,750 free trading (public float)].	30,722,750
	b)	Minus control block to be cancelled.	(24,222,750)
	c)	Plus shares to be issued for ICP.	20,000,000
	d)	Plus shares to be issued in financing.	5,000,000
		Total Outstanding at Closing.	31,500,000
		Exercise of warrants.	5,000,000
		Total (fully diluted):	36,500,000

Financing to ICP:	a)	Bridge Loan within 5 days of signing agreement.	$1,000,000
	b)	On Closing	4,000,000
	c)	On exercise of warrants (18 months)	5,000,000
		Total Financing:	$10,000,000

Breakdown of			Common	Percentage
Shareholdings on	ICP Group:		20,000,000	63.49%
Closing:	Public Float:		5,722,750	18.17%
	Taras Chebountchak		777,250	2.47%
	Financing:		5,000,000	15.87%
		Total Shares Outstanding:	31,500,000	100.00%

If the foregoing is in accordance with your understanding, please sign where indicated below and this Term Sheet will serve as a letter of intent.

FC FINANCIAL SERVICES INC.

Per:	/s/ Taras Chebountchak
Taras Chebountchak
President and CEO

AGREED AND ACCEPTED by the undersigned shareholders of ICP representing 100% of the issued and outstanding shares of ICP:

/s/ Sass Peress	/s/ Sass Peress
NAME: Sass Peress	NAME: Peress Family Trust
Number of Shares: 3,059,441	Number of Shares: 4,000

/s/ Arlene Ades	/s/ Joel Cohen
NAME: Arlene Ades	NAME: Joel Cohen
Number of Shares: 531	Number of Shares: 319
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